EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2011 RESULTS

NASHVILLE, Tenn. (October 24, 2011)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2011.

Highlights:

•	Revenues of $20.6 million in the third quarter of 2011, up 24% over the third quarter of 2010

•	Operating income of $2.7 million in the third quarter of 2011, up 59% over the third quarter of 2010

•	Net income of $1.8 million, up 126% from net income of $796,000 in the third quarter of 2010, and earnings per share (EPS) of $0.08 per share (diluted) in the third quarter of 2011, up 100% from EPS of $0.04 per share (diluted) in the third quarter of 2010

•	Adjusted EBITDA of $4.4 million in the third quarter of 2011, up 46% from $3.0 million in the third quarter of 2010

•	J. Edward Pearson named senior vice president & chief operating officer

Financial Results:
Third Quarter 2011 Compared to Third Quarter 2010
Revenues for the third quarter of 2011 increased $4.0 million, or 24 percent, to $20.6 million, compared to $16.6 million for the third quarter of 2010. Revenues for HealthStream Learning and HealthStream Research grew by 28 percent and 14 percent, respectively, over the prior year third quarter.

Revenues from HealthStream Learning increased by $3.3 million, or 28 percent, when compared to the third quarter of 2010. Revenues from our Internet-based subscription products increased by approximately $3.2 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.1 million and from courseware subscriptions of $2.0 million. Revenues from Internet-based subscription products increased 29 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with custom courseware development decreased $251,000 from the prior year quarter. SimVentures—as a new entity recognizing its first revenues from new products in the second quarter of 2011—delivered $321,000 in revenues in the third quarter of 2011.

Revenues from HealthStream Research increased by $724,000, or 14 percent, when compared to the third quarter of 2010. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $949,000, or 26 percent, when compared to the third quarter of 2010. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased by approximately $225,000, or 15 percent, when compared to the third quarter of 2010.

Cost of revenues (excluding depreciation and amortization) approximated 38 percent of revenues for both the third quarter of 2011 and 2010. In the aggregate, all other operating expenses increased by $1.4 million, or 16 percent, over the prior year third quarter.

Operating income for the third quarter of 2011 increased by 59 percent to $2.7 million, compared to $1.7 million for the third quarter of 2010, primarily resulting from the strong revenue growth mentioned above.

Net income for the third quarter of 2011 was $1.8 million, or 126 percent above net income of $796,000 in the third quarter of 2010. Earnings per share were $0.08 per share (diluted) in the third quarter of 2011, an increase of 100 percent, over $0.04 per share (diluted) for the third quarter of 2010.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $4.4 million for the third quarter of 2011, an increase of 46 percent when compared to $3.0 million for the third quarter of 2010. Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EDITDA to net income is included in this release.

Year-to-Date 2011 Compared to Year-to-Date 2010
For the first nine months of 2011, revenues were $60.2 million, an increase of 25 percent over revenues of $48.1 million in the first nine months of 2010. Operating income for the first nine months of 2011 improved by 53 percent to $8.4 million, compared to $5.4 million for the first nine months of 2010. Net income for the first nine months of 2011 increased by 75 percent to $5.2 million, compared to $3.0 million for the first nine months of 2010. Earnings per share for the first nine months of 2011 increased by 69 percent to $0.22 per share (diluted), compared to $0.13 per share (diluted) for the first nine months of 2010.

Other Financial Indicators
At September 30, 2011, the Company had cash and related interest receivable of $30.3 million, compared to $26.5 million at June 30, 2011 and $21.4 million at September 30, 2010. Capital expenditures totaled $2.3 million for the third quarter of 2011. These uses of cash were partially offset by cash generated from operations.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 59 days for the third quarter of 2011 compared to 54 days for the second quarter of 2011 and 61 days for the third quarter of 2010.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At September 30, 2011, approximately 2,536,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 2,175,000 fully implemented users at September 30, 2010. The total number of contracted subscribers at September 30, 2011 was approximately 2,653,000, up from approximately 2,365,000 at September 30, 2010. “Contracted subscribers” include both the 2,536,000 subscribers already implemented and the 117,000 subscribers in the process of implementation.

Customers representing approximately 88 percent of subscribers that were up for renewal renewed in the third quarter of 2011, while our renewal rate based on the annual contract value was approximately 94 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the third quarter of 2011 compare to a subscriber renewal rate of 100 percent and an annual contract value renewal rate of 106 percent during the third quarter of 2010.

During the third quarter of 2011, HealthStream’s distribution agreement with Laerdal Medical for HeartCode® products was renewed through December 2014. The HeartCode offering includes Basic Life Support, Advanced Cardiac Life Support, and Pediatric Advanced Life Support online courseware—all of which are American Heart Association products. In addition, the renewed agreement designates HealthStream as the exclusive hosting and delivery provider through December 2014 for these products. As the exclusive hosting and delivery provider, HealthStream will be compensated for the direct or indirect sale of any HeartCode courseware to any end users.

In September 2011, HealthStream launched the Talent Management Academy, a program that offers valuable resources to healthcare providers to better manage employee performance and competencies within their respective organizations. The program serves as a hub of thought-leading expertise provided through webinars, white papers, blogs, social media tools, and a collaborative community. Over 300 healthcare professionals have already participated in HealthStream’s Talent Management Academy.

On March 6-9, 2012, HealthStream’s customer Summit 2012 will be held in Nashville, Tennessee. At this event, workshops, sessions, and presentations focused on the sharing of best practices for developing the healthcare workforce will be offered to HealthStream’s healthcare organization clients. The Summit provides us with another venue to connect with our customers to learn more about their learning and research needs, while offering one-on-one time to explore new opportunities to support their organizations.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the third quarter of 2011, HealthStream Research added several new healthcare organization customers, including Habersham Medical Center, Prairie Lakes Healthcare System, Saint Mary’s Health System, and Garden County Health Services. Among our existing research customers, 25 renewed their contracts in the third quarter, while 54 chose to contract for more research services to add to their current services received from HealthStream Research.

Executive Personnel Announcement
On August 25, 2011, we announced the promotion of J. Edward Pearson, senior vice president, to senior vice president & chief operating officer (COO). In his new role, Mr. Pearson is responsible for day-to-day operations throughout HealthStream—with executive oversight of the Company’s human resources, consulting, client services, research operations, product management, and marketing departments. While his previous position included serving as president of HealthStream’s research business, in his new role, Mr. Pearson’s executive leadership has been expanded to include all of the Company’s products. Prior to his joining HealthStream in June of 2006, Mr. Pearson served as president and chief executive officer (CEO) of DigiScript, Inc., chief financial officer (CFO) and executive vice president of Inforum, Inc., CFO of HIE, Inc., CEO of empactHealth.com, and CEO of Medibuy.

HealthStream Recognition
In October of 2011, HealthStream was ranked #53 by Forbes magazine in their list of “America’s Best Small Companies,” the only company based in Tennessee to make the list. According to Forbes, “the list features firms with remarkable sales and earnings growth.” To be considered for this list, companies must have been publicly traded for at least a year, generate annual revenue between $5 million and $1 billion and boast a stock price no lower than $5 a share. The rankings were based on earnings growth, sales growth and return on equity in the past 12 months and over five years.

Financial Expectations
The Company is updating its guidance for 2011. We reiterate that we expect 2011 consolidated revenues to grow between 22 percent and 24 percent over 2010. Learning segment revenues, which also include SimVentures and AVS/SimView, the recently announced addition to SimVentures, are expected to increase between 26 and 28 percent over the prior year. We anticipate that Research revenues will grow between 13 percent and 15 percent over last year.

We anticipate that operating expenses will grow between 19 percent and 20 percent when compared to the Company’s full year 2010 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We expect operating income to grow between 45 percent and 55 percent for the full year of 2011 over 2010. While our organic growth contributed significantly to our operating income in the third quarter of 2011, the increase is also somewhat indicative of a lag we experienced in executing our hiring plans in the third quarter. We anticipate better fulfillment of our hiring plans in the fourth quarter and in 2012.

We expect our effective book income tax rate for 2011 to be between 39 percent and 40 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards.  As of September 30, 2011, the Company had approximately $18 million of federal and $14 million of state net operating losses available to offset taxable income.

We expect that total capital expenditures will be approximately $10.0 million for the full year of 2011, which includes the $3.5 million investment in the AVS product made during the first quarter, along with expenses for hardware, software and capitalized software development for new features, enhancements, content development, and additional office space.

Commenting on results, Robert A. Frist, Jr., chief executive officer of HealthStream, said, “Year-over-year increases in quarterly revenues and operating income of 24 percent and 59 percent, respectively, set the Company on a strong path for continued growth. Quarterly net income, in particular, was compelling at $1.8 million, which is up 126 percent over the third quarter of 2010.”

“The early indicators of our progress with SimVentures are positive. Since the launch of SimStore in May 2011, the number of content partners has grown from 15 to over 30. To date, products have been purchased through SimStore from healthcare organizations that span seven countries—including the U.S.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and communications, will be held on Tuesday, October 25, 2011 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #19769232 for U.S. and Canadian callers and 404-537-3406 (conference ID #19769232) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.6 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has an additional office in Baltimore, Maryland. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$20,618	$16,616	$60,175	$48,114
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	7,915	6,274	22,623	17,643
Product development	1,946	1,750	5,644	4,999
Sales and marketing	3,810	3,358	11,674	9,369
Other general and administrative	2,782	2,401	8,009	6,885
Depreciation and amortization	1,471	1,143	3,868	3,769

Total operating expenses	17,924	14,926	51,818	42,665
Operating income	2,694	1,690	8,357	5,449
Other income (expense)	(8)	(5)	8	(18)

Income before income taxes	2,686	1,685	8,365	5,431
Income tax provision	890	889	3,213	2,481

Net income	$1,796	$796	$5,152	$2,950

Net income per share:
Net income per share, basic	$0.08	$0.04	$0.23	$0.14

Net income per share, diluted	$0.08	$0.04	$0.22	$0.13

Weighted average shares outstanding:
Basic	22,164	21,807	22,001	21,759

Diluted	23,495	22,511	23,272	22,358

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010(1)
ASSETS
Current assets:
Cash and related interest receivable	$30,251	$18,004
Investments in marketable securities	—	5,703
Accounts and unbilled receivables, net (2)	14,258	12,383
Prepaid and other current assets	3,757	4,744
Deferred tax assets, current	3,437	3,437

Total current assets	51,703	44,271
Capitalized software feature enhancements, net	7,746	4,333
Property and equipment, net	6,134	3,825
Goodwill and intangible assets, net	23,322	23,991
Deferred tax assets, non-current	2,445	5,347
Other assets	85	244

Total assets	$91,435	$82,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$6,924	$8,006
Deferred revenue	20,488	16,740

Total current liabilities	27,412	24,746
Other long-term liabilities	458	474

Total liabilities	27,870	25,220
Shareholders’ equity:
Common stock	98,844	97,227
Comprehensive loss	—	(5)
Accumulated deficit	(35,279)	(40,431)

Total shareholders’ equity	63,565	56,791

Total liabilities and shareholders’ equity	$91,435	$82,011

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2010.

(2)	Includes unbilled receivables of $1,117 and $1,314 and other receivables of $20 and $14 at September 30, 2011 and December 31, 2010, respectively.

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$1,796	$796	$5,152	$2,950
Interest income	(5)	(4)	(36)	(11)
Interest expense	13	10	35	31
Income tax provision	890	889	3,213	2,481
Share-based compensation expense	223	166	597	498
Depreciation and amortization	1,471	1,143	3,868	3,769

Adjusted EBITDA	$4,388	$3,000	$12,829	$9,718

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2011 that involve risks and uncertainties regarding HealthStream.These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results.The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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